Exhibit 99.1

Investor and Media Contact Steven P. Eschbach, CFA (203) 825-6000 seschbach@fce.com

FOR IMMEDIATE RELEASE

FuelCell Energy Reports Fourth Quarter and Fiscal Year 2005
Results and Accomplishments

•	Product availability meeting customer expectations
•	Reducing product costs; DFC300MA product cost declined by 25%, DFC1500MA declined by over 30%
•	Penetrating key global vertical markets with new orders of 3 megawatts in fourth quarter increasing fiscal year orders to 6 megawatts
•	Entering fiscal 2006 in strong financial condition

DANBURY, Conn. -- Dec. 14, 2005 -- FuelCell Energy, Inc. (NasdaqNM:FCEL), a leading manufacturer of ultra-clean and efficient electric power generation plants for commercial and industrial customers, today reported results and accomplishments for the quarter and fiscal year ended October 31, 2005.

Financial Results

FuelCell Energy reported a net loss to common shareholders for the fourth quarter of fiscal 2005 of $19.5 million or $0.40 per basic and diluted share, compared to a net loss to common shareholders of $21.0 million or $0.44 per basic and diluted share in the same period of the previous year. Revenues for the fourth quarter of fiscal 2005 were $8.0 million compared to $8.9 million in the prior year.

For the fiscal year ended October 31, 2005, FuelCell Energy reported a net loss to common shareholders of $74.3 million or $1.54 per basic and diluted share compared to a net loss to common shareholders of $87.4 million, or $1.83 per basic and diluted share, for the prior year. Revenues for fiscal 2005 were $30.4 million compared to $31.4 million in the same period a year ago.

Net cash and investments used during the quarter was reduced to $11.5 million compared to $17 million in the same period of the previous year on collections of incentive funds for power plants that met customer acceptance. Capital spending in the quarter totaled $3.6 million which included approximately $3.1 million for equipment built for power purchase agreements. Depreciation and amortization expense for the quarter ended October 31, 2005 was approximately $2.2 million. Cash, cash equivalents and investments (U.S. Treasuries) on hand as of October 31, 2005 totaled $180.0 million, an increase of $27.6 million from October 31, 2004.

Components of revenue and costs for the fourth quarter and fiscal 2005 were as follows:

FUELCELL ENERGY FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS	PAGE 2

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Product sales and revenues increased 38% for the year and were $17.4 million for the fiscal year ended October 31, 2005, compared to $12.6 million for the prior year. The increase is attributable to sales of megawatt power plants. Product sales and revenues were $4.1 million for the fourth quarter of fiscal 2005 compared to $5.0 million in the same period of a year ago due to timing of production for customer requirements.

Cost of product sales and revenues were $52.1 million for the fiscal year ended October 31, 2005 compared to $40.0 million for the prior fiscal year on higher sales. Margins related to product sales are improving as the ratio of costs to product sales and revenue decreased to 2.99-to-1 for fiscal 2005 from 3.16-to-1 for fiscal 2004. The Company’s cost reduction programs are beginning to be realized in the financial statements.

Cost of product sales and revenues were $13.9 million and $13.0 million in the quarters ended October 31, 2005 and 2004, respectively. The margin in the fourth quarter was impacted by costs to manufacture power plants for power purchase agreements and costs to upgrade power plants to current product specifications. This increased the ratio of costs to product sales and revenue to 3.36-to-1 for the fourth quarter of fiscal 2005 from 2.59-to-1 of the same period a year ago. Without these charges, product costs are in line with the Company’s cost-reduction targets.

The Company’s product backlog, including long-term service agreements, as of October 31, 2005 totaled $26.4 million, equal to the backlog a year ago.

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Research and development contract revenue for the fiscal year ended October 31, 2005 was $13.0 million compared to $18.8 million for the fiscal year ended October 31, 2004 with the completion of the Product Design Improvement and Bath Iron Works contracts, and lower revenues on the Clean Coal and U.S. Navy contracts.

Research and development contract costs were also lower at $13.2 million for fiscal 2005 compared to $27.3 million reported in fiscal 2004. The margin for research and development contracts improved as the ratio of costs to revenue decreased to 1.02-to-1 for fiscal 2005 from 1.45 in 2004. This improvement is due to the substantial completion of the Clean Coal and King County contracts which had significant cost share commitments in prior periods.

Research and development contract revenue for the fourth quarter of fiscal 2005 and 2004 was $3.8 million primarily related to solid oxide fuel cell (SOFC) development, and combined cycle Direct FuelCell/Turbine® development under U.S. Department of Energy programs.

Research and development contract costs were $4.1 million for the fourth quarter of 2005, compared to $5.4 million reported in the same period last year. Margins improved in the fourth quarter of fiscal 2005 with the cost to revenue ratio decreasing to 1.07-to-1 from 1.38-to-1 in 2004 as contracts with significant cost share commitments were substantially completed in the prior year.

FUELCELL ENERGY FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS	PAGE 3

As of October 31, 2005, the Company’s research and development sales backlog totaled approximately $15.8 million of which Congress has authorized funding of $11.7 million, compared to $16.5 million ($12.9 million funded) as of October 31, 2004.

Administrative and selling expenses were $3.4 million and $14.2 million for the quarter and fiscal year ended October 31, 2005, respectively, compared to $4.0 million and $14.9 million in the same periods of the prior year. The year over year decrease was due primarily to the transfer of the Company’s Canadian solid oxide research and development program to Versa Power Systems, Inc. (Versa), partially offset by higher bid and proposal costs for multi-megawatt projects and higher administrative costs related to Sarbanes-Oxley Act compliance.

Research and development expenses for the quarter and fiscal year ended October 31, 2005 were $5.6 million and $21.8 million, respectively, compared to $7.7 million and $26.7 million for the same periods of the prior year. The decrease in the quarter and year relates to the transfer of the Company’s SOFC research development activities to Versa, FuelCell Energy’s current research and development programs are focused on product cost reduction, product improvement and future products.

Loss from equity investments was $0.4 million and $1.6 million for the quarter and year ended October 31, 2005, respectively, and is attributable to the Company’s ownership interest in Versa. Interest and other income, net was $1.6 million and $5.5 million for the quarter and year ended October 31, 2005, respectively, compared to $0.7 million and $2.5 million in the same periods of the prior year. The increases are due to higher yields on cash and investment balances and state research and development tax credits.

FY 2005 Highlights

Successful execution against plan sets stage for sales growth

“In 2005, we successfully executed our strategy of improving product performance and reliability, reducing costs and expanding repeatable business for sub-megawatt and megawatt products in our key global markets,” said Jerry D. Leitman, Chairman and CEO of FuelCell Energy. “At the same time, with the enactment of the federal energy bill, growth of RPS markets and other macro factors, the market is increasingly recognizing our DFC products as a reliable source of ultra-clean, very efficient and firm 24/7 power for distributed generation. This combination of execution, product acceptance and market need sets the stage for the growth of our DFC products from sub-megawatt to multi-megawatt.”

Meeting customer expectations

Since 2003, FuelCell Energy has generated more than 80 million kilowatt hours at customer sites around the world with fleet availability improving to 93 percent in 2005. Progress can be attributed to the Company’s rigorous product testing program; resolution of earlier design issues with ceramic seals; a 24/7 call center and regional service teams in the U.S. and Japan to provide rapid response; and a robust data-gathering infrastructure to capture lessons learned, identify problems and drive root-cause corrective actions. The Company’s key product development focus is to extend stack life from the current three years to five years and longer.

FUELCELL ENERGY FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS	PAGE 4

Cost-reduction

FuelCell Energy achieved its cost-reduction milestones in 2005. The Company introduced the DFC1500MA power plant, a four-module version of the DFC1500 unit, which incorporates earlier cost-reductions achieved on the DFC300MA. Examples of these cost reductions in the megawatt-class systems included simplifying the balance of plant; incorporating a modified shipping container for packaging; and integrating an anode gas oxidizer and fuel super heater. The cost of the DFC1500MA power plant has been reduced by over 30 percent to approximately $4,300 per kilowatt with production scheduled for the second half of 2006.

Similar cost reductions were achieved on the sub-megawatt DFC300MA power plant, lowering the cost to $4,600 per kilowatt by eliminating the recycle blower and its associated piping and insulation; using thin-walled tubing to replace heavy gauge piping; and simplifying the enclosure and structural base for the mechanical balance of plant.

New orders further develop key repeatable market segments worldwide

FuelCell Energy and its distribution partners continue to penetrate repeatable markets worldwide. The Company believes initiatives already underway establish a strong platform for heading into Fiscal Year 2006. In developing repeatable markets, the Company has installed or in backlog approximately 23 megawatts that extend across key industry sectors and important geographic regions.

Megawatts installed or in backlog in significant geographic markets:

•	Japan/Korea --	8.25 MW
•	California --	7.00 MW
•	Europe --	4.25 MW
•	Other U.S. --	4.50 MW

Megawatts installed or in backlog in key repeatable market applications:

•	Wastewater Treatment --	4.25 MW
•	Hotels/Hospitality --	2.75 MW
•	Manufacturing--	2.25 MW
•	Government/Institutional --	2.25 MW

Pursuing market opportunities

Changes in the marketplace, including high energy costs and the need for CO2 reduction, have driven the recognition of fuel cells’ benefits. The high efficiency of DFC power plants reduces fuel needed per kilowatt hour and lowers operating costs, as well as diminishes carbon dioxide. DFC power plants provide firm, 24/7 base load power and complement intermittent energy sources such as wind and solar. As a result of this, the enacted Energy Policy Act of 2005 includes a 30 percent investment tax credit for fuel cell power plants, up to $1,000 per kilowatt of total project costs, and accelerated depreciation. Additionally, Renewable Portfolio Standards programs are opening up multi-megawatt opportunities for the Company’s ultra-clean DFC power plants.

FUELCELL ENERGY FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS	PAGE 5

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Long Island Power Authority, 10 MW fuel cell proposal -- This project is an initial response to New York state’s mandate to increase power generation from renewable technologies, which includes fuel cells on natural gas, by 3700 megawatts by 2013.

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Connecticut Project 100, calling for 100 megawatts of renewable power generation by 2008 -- The Company is currently working with developers for multi-megawatt proposals in the state, and has submitted proposals totaling 4 megawatts to date.

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Direct FuelCell-Energy Recovery Generation™ (DFC-ERG™) -- a multi-megawatt product developed with Enbridge Inc. for natural gas pipeline market and targeted for RPS markets. This system has a near-term market potential of an estimated 250 megawatts in North America.

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Government initiatives in Japan -- Due to the successful operation and high availability of the DCF power plant at the Fukuoka municipal wastewater treatment facility, the Company has received government endorsement for wastewater treatment applications. The near-term market opportunity is estimated to be 35 megawatts.

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Government initiatives in Korea -- The Korean government is developing initiatives to achieve its stated goals that are expected to result in over $100 million per year for fuel cell power plant installations beginning in 2007.

Focus for 2006

FuelCell Energy’s product availability and performance, meeting of customer expectations, growing repeatable business, continuing cost reductions and strong financial condition position the Company to increase sales to these growing markets.

Conference Call Information
A conference call is scheduled for 10:00 a.m. EST on December 15, 2005, to review results and discuss the Company’s outlook. Listeners can gain access to the call live over the Internet by clicking on the web cast link on the Company’s homepage at http://www.fuelcellenergy.com. A playback version will be available for seven days after the call by calling 800-642-1687 for the U.S./Canada and +1-706-645-9291 for international. The confirmation number is 3194992.

About FuelCell Energy
FuelCell Energy develops and markets ultra-clean power plants that generate electricity with up to twice the efficiency of conventional fossil fuel plants and with virtually no air pollution. Fuel cells produce base load electricity giving commercial and industrial customers greater control over their power generation economics, reliability and emissions. Emerging state, federal and international regulations to reduce harmful greenhouse gas emissions consider fuel cell power plants in the same environmentally friendly category as wind and solar energy sources -- with the added advantages of running 24 hours a day and the capacity to be installed where wind turbines or solar panels often cannot. Headquartered in Danbury, Conn., FuelCell Energy services over 40 power plant sites around the globe that have generated more than 80 million kilowatt hours, and conducts R&D on next-generation fuel cell technologies to meet the world’s ever-increasing demand for ultra-clean distributed energy. For more information on the company, its products and its worldwide commercial distribution alliances, please see www.fuelcellenergy.com.

Direct FuelCell, DFC and DFC/Turbine are registered trademarks of FuelCell Energy, Inc. All other trademarks are the property of their respective owners. The Company’s sub-megawatt DFC fuel cell power plant is a collaborative effort combining its Direct FuelCell technology with a Hot Module® balance of plant design from MTU CFC Solutions, GmbH, a subsidiary of DaimlerChrysler.

FUELCELL ENERGY FOURTH QUARTER AND FISCAL YEAR 2005 RESULTS	PAGE 6

This news release contains forward-looking statements, including statements regarding the Company’s plans and expectations regarding the development and commercialization of its fuel cell technology. All forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Factors that could cause such a difference include, without limitation, the risk that commercial field trials of the Company’s products will not occur when anticipated, general risks associated with product development, manufacturing, changes in the utility regulatory environment, potential volatility of energy prices, rapid technological change, and competition, as well as other risks set forth in the Company’s filings with the Securities and Exchange Commission. The forward-looking statements contained herein speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statement to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

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Exhibit 99.1

Investor and Media Contact Steven P. Eschbach, CFA (203) 825-6000 seschbach@fce.com

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(UNAUDITED)
(Dollars in thousands, except share and per share amounts)

	Three Months Ended October 31,
	2005	2004
Revenues:
Product sales and revenues	$4,141	$5,038
Research and development contracts	3,819	3,837
Total revenues	7,960	8,875

Costs and expenses:
Cost of product sales and revenues	13,929	13,031
Cost of research and development contracts	4,088	5,408
Administrative and selling expenses	3,361	4,029
Research and development expenses	5,596	7,695
Total costs and expenses	26,974	30,163

Loss from operations	(19,014)	(21,288)

License fee expense, net	(102)	(185)
Interest expense	(24)	(45)
Loss from equity investments	(368)	--
Interest and other income, net	1,579	734

Loss before provision for income taxes	(17,929)	(20,784)

Provision for income taxes	—	—

Net loss	(17,929)	(20,784)

Preferred stock dividends	(1,586)	(262)

Net loss to common shareholders	$(19,515)	$(21,046)

Loss per share basic and diluted:
Net loss to common shareholders	$(0.40)	$(0.44)

Basic and diluted weighted average shares outstanding	48,428,234	48,128,925

FUELCELL ENERGY, INC.
Consolidated Statements of Operations
(Dollars in thousands, except share and per share amounts)

	Fiscal Year Ended October 31,
	2005	2004
Revenues:
Product sales and revenues	$17,398	$12,636
Research and development contracts	12,972	18,750
Total revenues	30,370	31,386

Costs and expenses:
Cost of product sales and revenues	52,067	39,961
Cost of research and development contracts	13,183	27,290
Administrative and selling expenses	14,154	14,901
Research and development expenses	21,840	26,677
Purchased in-process research and development	—	12,200
Total costs and expenses	101,244	121,029

Loss from operations	(70,874)	(89,643)

License fee income, net	70	19
Interest expense	(103)	(137)
Loss from equity investments	(1,553)	—
Interest and other income, net	5,526	2,472

Loss before provision for income taxes	(66,934)	(87,289)

Provision for income taxes	—	—

Net loss from continuing operations	(66,934)	(87,289)

Discontinued operations, net of tax	(1,252)	846

Net loss	(68,186)	(86,443)

Preferred stock dividends	(6,077)	(964)

Net loss to common shareholders	$(74,263)	$(87,407)

Loss per share basic and diluted:
Continuing operations	$(1.51)	$(1.84)
Discontinued operations	(0.03)	0.01
Net loss to common shareholders	$(1.54)	$(1.83)

Basic and diluted weighted average shares outstanding	48,261,387	47,875,342

FUELCELL ENERGY, INC.
Consolidated Balance Sheets
(Dollars in thousands, except share and per share amounts)

	October 31, 2005	October 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$22,702	$45,759
Investments: U.S. treasury securities	113,330	106,636
Accounts receivable, net of allowance for doubtful accounts of $104 and $79, respectively	10,062	7,599
Inventories, net	12,141	14,619
Other current assets	3,659	4,253
Total current assets	161,894	178,866

Property, plant and equipment, net	46,705	42,254
Investments: U.S. treasury securities	43,928	—
Assets held for sale	—	12,344
Equity investments	12,473	2,125
Other assets, net	520	921
Total assets	$265,520	$236,510

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term debt and other liabilities	$503	$539
Accounts payable	6,221	9,526
Accrued liabilities	7,018	5,255
Deferred license fee income	38	37
Deferred revenue	9,366	6,713
Total current liabilities	23,146	22,070

Long-term debt and other liabilities	904	1,476
Total liabilities	24,050	23,546

Shareholders’ equity:
Preferred stock ($0.01 par value); 200,000 shares authorized at October 31, 2005 and October 31, 2004: Series B Convertible Preferred Stock; 105,875 shares issued and outstanding at October 31, 2005 and -0- at October 31, 2004.	1	—
Common stock ($.0001 par value); 150,000,000 shares authorized at October 31, 2005 and October 31, 2004; 48,517,734 and 48,132,694 shares issued and outstanding at October 31, 2005 and October 31, 2004, respectively.	5	5
Preferred shares of subsidiary	11,517	10,259
Additional paid-in capital	520,286	424,621
Accumulated deficit	(290,339)	(221,921)
Treasury stock, Common, at cost (4,279 shares in 2005 and -0- shares in 2004)	(44)	--
Deferred compensation	44	--
Total shareholders’ equity	241,470	212,964

Total liabilities and shareholders’ equity	$265,520	$236,510

FUELCELL ENERGY, INC.
Reconciliation from reported Net loss to common shareholders and
Basic and diluted loss per share to
Adjusted net loss to common shareholders and
Adjusted basic and diluted loss per share
(UNAUDITED)
(Dollars in thousands, except share and per share amounts)

	Fiscal Year Ended October 31,
	2005	2004

Net loss to common shareholders as reported	$(74,263)	$(87,407)

Purchased in-process research and development	—	12,200

Adjusted net loss to common shareholders	$(74,263)	$(75,207)

Basic and diluted loss per share, as reported	$(1.54)	$(1.83)

Purchased in-process research and development	—	0.25

Adjusted basic and diluted loss per share	$(1.54)	$(1.58)
____
Notes

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There are no adjustments to net loss to common shareholders for the three months ended October 31, 2005 and 2004, respectively. On November 3, 2003, FuelCell Energy completed the acquisition of Global Thermoelectric Inc. (Global) and combined operations. The acquisition has been accounted for as a purchase under accounting principles generally accepted in the United States of America (GAAP) and therefore FuelCell Energy’s financial data prior to the acquisition have not been restated to include Global’s financial data. Global’s financial results have been reported in FuelCell Energy’s financial reporting beginning on November 3, 2003. Global was subsequently sold and has been reported as discontinued operations.

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“Adjusted Net Loss to common shareholders” and “Adjusted Basic and Diluted Loss Per Share” are defined as reported net loss to common shareholders and reported basic and diluted loss per share excluding the impact of the purchased in-process research and development charge taken in conjunction with the acquisition of Global. These are not GAAP financial measures.

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As required by Financial Accounting Standards Board Interpretation No. 4, “Applicability of FASB Statement No. 2 to Business Combinations Accounted for by the Purchase Method (“FIN 4”)”, the portion of the purchase price allocated to in-process research and development (related to Global’s research of Solid Oxide Fuel Cells) of $12.2 million was expensed in the three-month period ended January 31, 2004. Purchased in-process research and development is excluded from Adjusted net loss to common shareholders as this is a one-time charge to the purchase accounting of our acquisition of Global.

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The Company has used non-GAAP pro forma financial measures in analyzing financial results because they provide meaningful information regarding the Company’s operational performance and facilitate management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results. The Company believes that these non-GAAP financial measures are useful to investors because they allow for greater transparency.

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These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.